Everest Funds

Exhibit B

to the Distribution Agreement

Fee Schedule

As amended on December 1, 2002

Basic Distribution Services*

•

Fee at the annual rate of .01 of 1% (one basis point) of the Funds’ average daily net assets, payable monthly in arrears; and

•

Minimum annual fee of $8,500.00

Advertising Compliance Review/NASDR Filings

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$150 per job for the first 10 pages (minutes if tape or video); $20 per page (minutes if audio or video) thereafter.

Non-NASDR filed materials, e.g. Internal Use Only materials:

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$100 per job for the first 10 pages (minutes if audio or video); $20 per page (minutes if audio or video) thereafter.

NASDR Expedited Service for 3 day turnaround:

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$1000 for the first 10 pages (minutes if audio or video) $25 per page (minutes if audio or video) thereafter.  (Comments are faxed.  NASDR may not accept expedited request.)

Licensing of Investment Advisor’s Staff (if desired)

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$900 per year per registered representative (“RR”), for 3 individuals or less.

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$2,000 per year per registered representative beyond the first 3 individuals.

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Quasar is limited to these licenses for sponsorship: Series 6, 7, 24, 26, 27, 63, 66, 63/65

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Plus all associated NASD and State fees for Registered Representatives, including license and renewal fees.

Out-of-Pocket Expenses

Reasonable out-of-pocket expenses incurred by the Distributor in connection with activities primarily intended to result in the sale of Shares, including, without limitation:

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typesetting, printing and distribution of Prospectuses and shareholder reports

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production, printing, distribution and placement of advertising and sales literature and materials

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engagement of designers, free-lance writers and public relations firms

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long-distance telephone lines, services and charges

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postage

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overnight delivery charges

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NASD registration fees

(NASD advertising filing fees are included in Advertising Compliance Review section above)

•

record retention

•

travel, lodging and meals

Fees are billed monthly

* Subject to CPI increase

Amend Fee Sched dist agmt (12.1.02).doc

January 6, 2003